Exhibit 99.4

CONSENT OF MORGAN STANLEY & CO. LLC

Board of Directors
Swift Transportation Company
2200 South 75th Avenue
Phoenix, AZ 85043

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 9, 2017, to the Board of Directors of Swift Transportation Company (“Swift”), as Annex D to, and reference to such opinion letter and to our firm under the headings “Summary—Opinion of Swift’s Financial Advisor”, “Risk Factors—Risks Related to the Transaction”, “The Transaction—Background of the Transaction”, “The Transaction—Swift’s Reasons for the Transaction; Recommendation of the Swift Board of Directors”, “The Transaction—Opinion of Swift’s Financial Advisor”, “The Transaction—Swift Management’s Unaudited Prospective Financial Information” and “Litigation Relating to the Merger” in, the joint proxy statement/prospectus relating to the proposed transaction involving Swift and Knight Transportation, Inc., which joint proxy statement/prospectus forms a part of Amendment No. 5 to the Registration Statement on Form S-4 of Swift (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Paul Kwak

MORGAN STANLEY & CO. LLC

August 8, 2017